interCLICK Increases Financial Flexibility Through Repayment of Senior Secured Promissory Note

NEW YORK--(BUSINESS WIRE)--interCLICK, Inc. (OTCBB: ICLK), the fastest growing ad network in the US(1), announced today that it has repaid the balance of the 12% senior secured promissory note (the “Note”) issued by the Company to Longview Marquis Master Fund, L.P. in the initial principal amount of $4,388,889, which was due on September 29, 2008. The Note, which had a face value of approximately $1.7 million as of June 30, 2008, was secured by a first security interest on all of the Company’s and its subsidiaries’ assets.

“The repayment of the Note increases the Company’s financial flexibility and should improve its ability to secure a revolving credit facility to support working capital requirements as it enters the seasonally strongest period of its year,” said Michael Mathews, CEO. “As a result of the significant improvements to interCLICK’s balance sheet, we believe the Company is well positioned to continue to invest in its businesses to support further growth.”

Since the completion of the first quarter ended March 30, 2008, interCLICK has repaid approximately $4.5 million in indebtedness.

(1) According to comScore Media Metrix, June 2008

About interCLICK

interCLICK, Inc., operates the interCLICK Network, an online ad network that combines advanced behavioral targeting with site by site reporting, allowing advertisers to identify and track their desired audience on an unprecedented level. interCLICK offers advanced proprietary demographic, behavioral, contextual, geographic and retargeting technologies across a network of name brand publishers to ensure the right message is delivered to a precise audience in a brand friendly environment. For more information about the interCLICK Network, visit http://www.interclick.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and additional risks factors as discussed in the Form 10KSB dated April 15, 2008 filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Contacts
Investor Relations:
CEOcast, Inc.
Daniel Schustack, 212-732-4300